EXHIBIT 10.1

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

STOCK PURCHASE AGREEMENT

BY AND AMONG

SOLITRON DEVICES, INC.,

A DELAWARE CORPORATION,

MICRO ENGINEERING, INC.,

A FLORIDA CORPORATION,

EACH SELLER SIGNATORY HERETO,

AND

LARRY A. LAFOREST, AS SELLER REPRESENTATIVE

Dated as of August 31, 2023

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made and entered into effective as of August 31, 2023 (the “Effective Date”), by and among Solitron Devices, Inc., a Delaware corporation (the “Buyer”), Micro Engineering, Inc., a Florida corporation (the “Company”), each shareholder of the Company (each, a “Seller” and collectively, the “Sellers”) and, solely in his capacity as Seller Representative, Larry A. LaForest (the “Seller Representative”). Buyer, the Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock of the Company (the “Shares”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE IDEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. The terms below shall have the following meanings when used in this Agreement:

“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Year-End Financial Statements, except for the use of accounting practices, principles and methodologies reflected on Annex I.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Disclosure Schedules, the Escrow Agreement, the Lease Agreement, and all other documents, agreements and instruments executed and delivered in connection herewith or therewith in each case, as amended, modified or supplemented from time to time.

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 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Palm Beach County, Florida are authorized or required by Law to be closed for business.

“Calculation Periods” means: (a) the period beginning on the Closing Date and ending on December 31, 2023; (b) each of the calendar years ending on December 31, 2024 and 2025, respectively; and (c) the period beginning on January 1, 2026 and ending on the third (3rd) anniversary of the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Indebtedness Certificate” means a certificate executed by a duly authorized officer of the Company certifying an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by a duly authorized officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means, as of any relevant date, the current assets of the Company, determined in accordance with the Accounting Principles, which current assets shall include only the line items set forth on Annex II under the heading “Current Assets” and no other assets.

“Current Liabilities” means, as of any relevant date, the current liabilities of the Company, determined in accordance with the Accounting Principles, which current liabilities shall include only the line items set forth on Annex II under the heading “Current Liabilities” and no other liabilities.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, with each such portion referencing a particular section of this Agreement being referred to as a “Schedule.”

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out Period” means the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Nason, Yeager, Gerson, Harris & Fumero, P.A.

“Escrow Agreement” means the Escrow Agreement, in form and substance reasonably satisfactory to Buyer and the Seller Representative, to be entered into among the Parties and the Escrow Agent at the Closing.

“Escrow Amount” means $300,000.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants who is appointed by mutual agreement by Buyer and Seller Representative within thirty (30) days following the Closing Date. In the event Buyer and Seller Representative cannot agree within such thirty (30) day period, Buyer and Seller Representative shall each promptly select their own respective accountant firms (and in no event later than ten (10) days thereafter) and shall cause such accountants to mutually appoint a separate third-party impartial nationally recognized firm of independent certified public accountants to serve as the “Independent Accountant” for all purposes of this Agreement within ten (10) days thereafter.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller, director, or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” means the Lease Agreement, in form and substance mutually agreed upon by Buyer and The Larry A. LaForest Revocable Trust of 1997 (the “Landlord”) with respect to the Real Property leased by the Company from the Landlord located at 1428 E Semoran Blvd, STE 120, Apopka, FL 32703 (the “Leased Real Property”), to be entered into among Company and Landlord at the Closing, which Lease Agreement shall: (a) be for a term of three (3) years following the Closing Date, including two (2) five-year renewal options; (b) provided that Company shall pay to Landlord monthly rent in an amount equal to Ten Thousand Five Hundred and Sixty Dollars ($10,650.00); and (c) grant the Buyer a right to purchase the Leased Real Property within six (6) months following the Closing Date for a price mutually agreed upon by Buyer and the Landlord; provided, however, that if the Buyer does not exercise its right to purchase the Leased Real Property, the monthly rent payable under the Lease Agreement shall increase to Fifteen Thousand Dollars ($15,000.00), which shall retroactively apply from the beginning of the term of the Lease Agreement which shall commence on the Closing Date.

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“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of their respective Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the Contemplated Transactions hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Contemplated Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

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“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means custom electronic manufacturing, including but not limited to, SMT automation, reflow, epoxy/RTV dispense, automated optical inspection, CO2 laser marking, Au ball bonding, Al wedge bonding, hermetic and parallel seam welding, burn-in/programmable thermal cycling, and custom coating.

“Sellers’ Accountants” means Sines Blakeslee Madyda CPA, P.A.

“Target Working Capital” means $3,250,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of Florida.

“Transaction Expenses” means all fees and expenses incurred by the Company and/or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Contemplated Transactions, including (a) with respect to any Person, all fees, costs and expenses (including all fees and expenses payable to any broker, agent, investment, attorney, finder or other advisor), (b) stay bonuses, sales bonuses, change-in-control payments, severance payments, retention payments or similar payments made by the Company as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including the employer’s share of any employment Taxes (including all Taxes deferred under the CARES Act) in respect of any of the foregoing, in each case unpaid as of the Closing, and (c) all fees, costs and expenses of any audit firm, accountants, consultants or tax advisors, that have been incurred in connection with the Contemplated Transactions for and on behalf of the Company.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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“Working Capital” means all Current Assets minus all Current Liabilities, each as of the relevant date and as determined in accordance with the Accounting Principles and the conventions employed in the preparation of the Working Capital Example.

“Working Capital Example” means, the Working Capital as of June 30, 2023, prepared in accordance with the Accounting Principles and as set forth on Annex II attached hereto.

Section 1.02 Other Defined Terms.The following additional terms are defined in the corresponding Section of this Agreement:

Defined Term	Section
“Acquisition Proposal”	Section 6.03(a)
“Adjustment Review Period”	Section 2.05(c)(i).
“Agreement”	Preamble
“Balance Sheet	Section 3.05
“Balance Sheet Date”	Section 3.05
“Benefit Plan”	Section 3.19(a)
“Buyer”	Preamble
“Buyer Indemnitees”	Section 9.02
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Closing Date Payment”	Section 2.05(a)
“Closing Working Capital Statement”	Section 2.05(b)(i)
“Common Stock”	Section 3.02(a)
“Company”	Preamble
“Direct Claim”	Section 9.05(c)
“Disputed Amounts”	Section 2.05(c)(iii)
“Earn-Out Calculation”	Section 2.06(b)(i)
“Earn-Out Calculation Delivery Date”	Section 2.06(b)(i)
“Earn-Out Calculation Objection Notice”	Section 2.06(b)(ii)
“Earn-Out Calculation Statement”	Section 2.06(b)(i)
“Earn-Out Payment”	Section 2.06(a)
“Escrow Account”	Section 2.04(c)(ii)(B)
“Estimated Closing Working Capital”	Section 2.05(a)(ii)
“Estimated Closing Working Capital Statement”	Section 2.05(a)(ii)
“Existing Customers”	Section 2.06(a)
“Financial Statements”	Section 3.05
“Government Contracts”	Section 3.08(a)(viii)
“Indemnified Party”	Section 9.05
“Indemnifying Party”	Section 9.05
“Insurance Policies”	Section 3.15
“Interim Balance Sheet”	Section 3.05
“Interim Balance Sheet Date”	Section 3.05
“Interim Financial Statements”	Section 3.05
“Material Contracts”	Section 3.08(a)
“Material Customers”	Section 3.14(a)
“Material Suppliers”	Section 3.14(b)
“Multiemployer Plan”	Section 3.19(c)
“Permitted Encumbrances”	Section 3.09(a)
“Platform Agreements”	Section 3.11(h)
“Liabilities”	Section 3.06

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“Post-Closing Adjustment”	Section 2.05(b)(ii)
“Pre-Closing Taxes”	Section 7.07
“Purchase Price”	Section 2.02
“Qualified Benefit Plan”	Section 3.19(c)
“Resolution Period”	Section 2.05(c)(ii)
“Restricted Period”	Section 6.06(a)
“Earn-Out Review Period”	Section 2.06(b)(ii)
“Seller”	Preamble
“Seller Indemnitees”	Section 9.03
“Shares”	Recitals
“Single Employer Plan”	Section 3.19(c)
“Statement of Objections”	Section 2.05(c)(ii)
“Straddle Period”	Section 7.02
“Tax Proceeding”	Section 7.03
“Third-Party Claim”	Section 9.05(a)
“Undisputed Amounts”	Section 2.05(c)(iii)
“Union”	Section 3.20(b)
“Year-End Financial Statements”	Section 3.05

Section 1.03 Certain Matters of Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement, and shall not affect the construction hereof.

ARTICLE IIPURCHASE AND SALE OF SHARES; CLOSING

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances (other than Permitted Encumbrances) for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be Three Million Dollars ($3,000,000.00), subject to adjustment pursuant to Section 2.05, plus the aggregate amount of all Earn-Out Payments made pursuant to Section 2.06 (the “Purchase Price”). Buyer shall pay or cause to be paid the Purchase Price to the Sellers (as directed by Seller Representative) in the manner described in Section 2.04(c) and Section 2.06(d).

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the date that is no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller Representative and Buyer may mutually agree upon in writing. The date on which the Closing actually occurs is referenced herein as the “Closing Date”). The Sellers and the Company each acknowledge and agree that, upon the Closing, that certain Shareholders’ Agreement entered into as of October 1, 2015, by and among the Sellers and the Company (as may have been amended in accordance with the terms thereof) shall be terminated and of no further force or effect without any further action by any of the Parties or any other Person.

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Section 2.04 Closing Deliveries and Payments.

(a) Sellers’ Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company, the Sellers, or Seller Representative, as applicable, shall deliver (or cause to be delivered) to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) counterpart signatures to the Escrow Agreement, Lease Agreement, and all other Ancillary Documents required to be delivered by at or prior to the Closing pursuant to Section 8.02 of this Agreement, in each case, duly executed by the Company, the Sellers, the Seller Representative and other parties signatory thereto (other than Buyer);

(iii) evidence of termination or assignment, as applicable, of the agreements set forth on Schedule 2.04(a)(iii), in each case, in form and substance reasonably satisfactory to Buyer;

(iv) resignation of those officers, directors, and managers (or similar governing authorities) of the Company set forth on Schedule 2.04(a)(iv), effective as of the Closing;

(v) the third-party written consents, authorizations and approvals listed on Schedule 2.04(a)(v), in each case, in form and substance reasonably satisfactory to Buyer;

(vi) a certificate, dated the Closing Date and executed by a duly authorized officer of the Company, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied; and

(viii) all other documents, certificates, and instruments reasonably requested by Buyer that are reasonably necessary to consummate the Contemplated Transactions.

(b) Buyer Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver (or cause to be delivered) to the Company, the Sellers or Seller Representative, as applicable:

(i) counterpart signatures to the Escrow Agreement, Lease Agreement, and each other Ancillary Document to which Buyer is a party, in each case, duly executed by Buyer or the Company (as of the Closing);

(ii) a certificate, dated the Closing Date, of the Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied; and

(iv) all other documents, certificates and instruments reasonably requested by Seller Representative.

(c) Delivery of Payments. At the Closing, Buyer shall:

(i) pay, on behalf of the Company or Sellers, the following amounts:

(A) all Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B) all Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(ii) deliver to the Escrow Agent, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, the Escrow Amount into an escrow account (the “Escrow Account”), to be held for the purpose of securing the obligations of Sellers set forth in Section 2.05(d), Article VII and Article IX; and

(iii) deliver to the Seller Representative (on behalf of and for distribution by Seller Representative to the Sellers), by wire transfer of immediately available funds to an account or accounts designated by Seller Representative, an aggregate amount equal to the Closing Date Payment, minus the Escrow Amount.

Section 2.05 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B) a decrease by the outstanding Indebtedness of the Company as of the close of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 2.04(c)(i)(A)); and

(C) a decrease by the amount of unpaid Transaction Expenses of the Company and/or the Sellers as of the close of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 2.04(c)(i)(B)).

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The net amount after giving effect to the adjustments listed above in this 2.05(a) shall be the “Closing Date Payment”.

(ii) Buyer acknowledges receipt of a statement setting forth Seller Representative’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement contains an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”). The Sellers represent and warrant that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles.

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer certifying that the Closing Working Capital Statement was prepared in accordance with the Accounting Principles. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Parties pursuant to this Agreement.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have thirty (30) days (the “Adjustment Review Period”) to review the Closing Working Capital Statement. During the Adjustment Review Period, Buyer shall provide Seller Representative and Sellers’ Accountants with full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession or control) relating to the Closing Working Capital Statement as Seller Representative may reasonably request in writing for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Adjustment Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Adjustment Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller Representative and Sellers. If Seller Representative delivers the Statement of Objections before the expiration of the Adjustment Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.

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(iii) Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned by the Parties to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller Representative (on behalf of Sellers) or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative (on behalf of Sellers) and Buyer. By way of example, if Seller Representative submits that Sellers are owed $500,000 in Disputed Amounts, and Buyer submits that Sellers are only owed $300,000, and the Independent Accountant determines that Sellers are owed $450,000, then Buyer shall bear 75% of the Independent Accountant’s fees and expenses (Sellers having been awarded 75% of the $200,000 differential), with Sellers bearing the remaining 25%.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Buyer and Seller Representative shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be satisfied as follows: (i) for any Post-Closing Adjustment owed by Buyers to Sellers, one-sixth of such adjustment payable monthly for each of the 6 months following the acceptance of the Closing Working Capital Statement; and (ii) for any Post-Closing Adjustment owed by Sellers to Buyer, such Post-Closing Adjustment shall be satisfied in the following order: (A) from the Escrow Account; (B) to the extent the amount of such Post-Closing Adjustment exceeds the amount available in the Escrow Account, by holdback of any Earn-Out Payments otherwise earned and payable by Buyer pursuant to Section 2.06; (C) to the extent the amount of such Post-Closing Adjustment exceeds the amount available to Buyer via (A) and (B) above, jointly and severally from Larry A. LaForest and Vicki S. LaForest, in their respective individual capacities; and (D) to the extent the amount of Post-Closing Adjustment exceeds the amount available from (A) through (C) above, jointly and severally from the Sellers.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

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Section 2.06 Earn-Out.

(a) Earn-Out Payments. As additional consideration for the Shares, at such times as provided in Section 2.06(d), Buyer (or, at the direction of Buyer, the Company) shall pay to the Sellers (as directed by Seller Representative) with respect to each Calculation Period within the Earn-Out Period an amount, if any (each, an “Earn-Out Payment”), equal to 7.5% of the gross revenue actually received and collected by the Company during the applicable Calculation Period (excepting that during the final Calculation Period, gross revenue shall include the full amount of any accepted purchase orders regardless of payment schedule) from those customers of the Company existing as of the Closing Date and set forth on Schedule 2.06(a) (the “Existing Customers”), related to sales by the Company of Company products that were in existence on the Closing Date (in each case, the “Earn-Out Revenue”). For the avoidance of doubt, the Parties acknowledge and agree that: (i) any gross revenue received and collected by the Company, Buyer or any of their respective Affiliates from Existing Customers related to sales by the Company, Buyer or any of their respective Affiliates of any product that was not a Company product in existence on the Closing Date shall not be considered Earn-Out Revenue; and (ii) each Earn-Out Payment shall be treated as a payment of deferred Purchase Price for all purposes.

(b) Procedures Applicable to Determination of the Earn-Out Payments.

(i) Earn-Out Calculation Statement. On or before the date which is forty (40) days after the last day of each Calculation Period (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to the Seller Representative a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of the Earn-Out Revenue for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation”). No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the other obligations or liabilities of the Parties pursuant to this Agreement.

(ii) Review of Earn-Out Calculation Statement. The Seller Representative shall have thirty (30) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-Out Review Period, the Seller Representative and its Representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Earn-Out Revenue and the resulting Earn-Out Payment. Prior to the expiration of the Earn-Out Review Period, the Seller Representative may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (each, an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by the Seller Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller Representative fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the Parties. If the Seller Representative timely delivers an Earn-Out Calculation Objection Notice, Buyer and the Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-Out Revenue and the Earn-Out Payment for the applicable Calculation Period.

(iii) Determination by Independent Accountant. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than ninety (90) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and the Seller Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Seller Representative, and not by independent review. The resolution of the dispute and the calculation of Earn-Out Revenue that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties.

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(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller Representative, on the one hand, and by Buyer, on the other hand, in the same manner as provided in Section 2.05(c)(iv).

(c) Independence of Earn-Out Payments. Buyer’s obligation to pay each of the Earn-Out Payments to the Seller Representative in accordance with Section 2.06(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Payment.

(d) Timing of Payment of Earn-Out Payments. Subject to Section 2.06(f), any Earn-Out Payment that Buyer is required to pay pursuant to Section 2.06(a) hereof shall be paid in full no later than ten (10) Business Days following the date upon which the determination of Earn-Out Revenue for the applicable Calculation Period becomes final and binding upon the Parties as provided in Section 2.06(b) (including any final resolution of any dispute raised by the Seller Representative in an Earn-Out Calculation Objection Notice). Buyer shall pay to the Seller Representative (on behalf of and for distribution by the Seller Representative to the Sellers) the applicable Earn-Out Payment in cash by wire transfer of immediately available funds to an account or accounts designated by Seller Representative. Any Earn-Out Payment that is not timely made as set forth in this Section 2.06(d) shall accrue interest from the due date of such payment (as determined in accordance with this Section 2.06(d)) at a rate per annum equal to 12%.

(e) Post-Closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.

(f) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06 the amount of (i) any Post-Closing Adjustment owed to it pursuant to Section 2.05 and (ii) any Losses to which any Buyer Indemnified Party may be entitled under Article VII, Article IX or any other Transaction Document.

(g) No Security. The Parties acknowledge and agree that: (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company; (ii) the Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of the Sellers’ contingent right to receive any Earn-Out Payment hereunder; and (iii) no interest is payable with respect to any Earn-Out Payment.

Section 2.07 Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Law. Such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Effective Date.

Section 3.01 Organization, Authority and Qualification of Company.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted.

(b) Schedule 3.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(c) The Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement and any Ancillary Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company.

(d) This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $0.01 (“Common Stock”), of which 85,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the Contemplated Transactions, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement, or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Schedule 3.02(c), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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Section 3.03 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04 No Conflicts; Consents. The execution, delivery, and performance by the Company of this Agreement, and the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of any Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth on Schedule 3.04, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel (i) any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or (ii) any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, except for such filings as may be required under the HSR Act or are set forth on Schedule 3.04.

Section 3.05 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2022, 2021, and 2020 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Year-End Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company as of June 30, 2023 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the six (6) month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been delivered to Buyer and are set forth on Schedule 3.05. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06 Undisclosed Liabilities. Except as otherwise set forth on Schedule 3.06, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) other than those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Interim Balance Sheet Date, and (b) have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.07, there has not been, with respect to the Company, any:

(a) event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws, or other organizational documents of the Company;

(c) split, combination, or reclassification of any shares of its capital stock;

(d) issuance, sale, or other disposition of any of its capital stock or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase, or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract, except as set forth on Schedule 3.08(a);

(i) incurrence, assumption, or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction, or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or loan to, any other Person;

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(o) acceleration, termination, material modification to, or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, other than the proposed pre-Closing bonus to employees previously approved by Buyers and set forth on Schedule 3.07, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

(t) adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers, and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease, or other acquisition of the right to own, use, or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

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(aa) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Schedule 3.08(a) lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed on Schedule 3.08(b) and all Company IP Agreements set forth on Schedule 3.11(b), being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership, or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

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(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Year-End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth on Schedule 3.09(a)(i);

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances, and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Schedule 3.09(b) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete, and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 3.10 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.10, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted.

Section 3.11 Intellectual Property.

(a) Schedule 3.11(a) contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted.

(b) Schedule 3.11(b) contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person (other than standard click-wrap or similar license agreements for commercially available software used in the Company’s business); and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed and delivered to the Company.

(d) Neither the execution, delivery, and performance of this Agreement nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

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(e) To the Sellers’ Knowledge, all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Except as set forth on Schedule 3.11(e), the Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Buyer with true and complete copies of all certificates, and other instruments relating to the Company IP Registrations, to the extent they exist.

(f) The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or to Sellers’ Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. None of the Sellers nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Schedule 3.11(h) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has materially complied with all terms of use, terms of service, other similar Contracts with such social media companies, and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

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(j) The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three (3) years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.12 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive and are reasonable in the present circumstances of the Company.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14 Customers and Suppliers.

(a) Schedule 3.14(a) sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease following the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Schedule 3.14(b) sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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Section 3.15 Insurance. Schedule 3.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Contemplated Transactions. Neither any Seller nor any Affiliate of any Seller (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.15, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Sellers nor any of their respective Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Seller or any of their respective Affiliates and relating to the Company); or (ii) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth on Schedule 3.16(b). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.17 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 3.17(a), the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. Schedule 3.17(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth on Schedule 3.17(b).

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Section 3.18 Environmental Matters.

(a) Except as set forth on Schedule 3.18(a), or as would not have a Material Adverse Effect, the Company is in compliance with all Environmental Laws and has not, within the past ten (10) years received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, that either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 3.18(b)) necessary for the ownership, lease, operation, or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and none of the Sellers nor the Company is aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor any Seller is aware of any condition, event, or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated, or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings, and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or the Company.

(e) Schedule 3.18(e) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Seller and any predecessors as to which the Company or any Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Seller.

(f) Neither the Company nor any Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) The Company has provided or otherwise made available to Buyer and listed on Schedule 3.18(g): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property that are in the possession or control of the Company or any Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or anticipated future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).

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(h) Neither the Company nor any Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the business or assets of the Company as currently carried out.

Section 3.19 Employee Benefit Matters.

(a) Schedule 3.19(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, and any other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.19(a), each, a “Benefit Plan”). The Company has separately identified on Schedule 3.19(a) each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Contemplated Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service, and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) from the last six (6) years, copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) that is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated, has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e) With respect to each Benefit Plan, (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, or any of their Affiliates other than ordinary administrative expenses typically incurred in such a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Contemplated Transactions or otherwise.

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(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or has ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h) Except as set forth on Schedule 3.19(h), there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the Effective Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would be reasonably be expected to increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor, or consultant, as applicable. None of the Company, any Seller, nor any of their respective Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified, to Sellers’ Knowledge, for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.20 Employment Matters.

(a) Schedule 3.20(a) contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Effective Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Effective Date. Except as set forth on Schedule 3.20(a), as of the Effective Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full (or accrued in full on the unaudited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(b) Except as set forth on Schedule 3.20(b), the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other material Contract with a union, works council. or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth on Schedule 3.20(b), there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Company or any of its employees (in their capacity as an employee of the Company). The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants, and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503, and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past seven (7) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503, or VEVRAA. The Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

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Section 3.21 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party and has complied with all tax-information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions, or waivers, of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for the period from the end of the recent period covered by the Financial Statements through the Closing Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Schedule 3.21(f) sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any current Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority.

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(i) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

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Section 3.22 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors, and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.23 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Seller.

Section 3.24 Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer and the Company that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 4.01 Power and Authorization. Such Seller has the requisite power and authority to execute this Agreement and the Ancillary Documents to which such Seller is a party, and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party have been duly and validly authorized by all required action on behalf of such Seller, as applicable. This Agreement and each of the Ancillary Documents to which such Seller is a party constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms. Such Seller has obtained all approvals necessary for the authorization, execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party.

Section 4.02 No Violations. The execution and delivery of this Agreement by such Seller and the Ancillary Documents to which such Seller is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by such Seller, and the consummation of the Contemplated Transactions by such Seller will not (with or without notice or passage of time, or both)violate, conflict with, result in a material breach or constitute a material default under any provision of, or require any notice, filing, consent, authorization or approval under, any Law binding upon such Seller, or any binding agreement to which such Seller is a party or which such Seller or any of such Seller’s assets are otherwise bound or subject.

Section 4.03 Actions. There are no Actions pending or, to the Sellers’ Knowledge, threatened against such Seller, nor is such Seller subject to any Order, in all such cases, that (a) challenges the validity or enforceability of such Seller’s obligations under this Agreement or the Ancillary Documents to which such Seller is a party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by such Seller of the Contemplated Transactions.

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Section 4.04 Ownership of Shares. The Sellers collectively own, beneficially and of record, all of the Shares, free and clear of all Encumbrances. Except for this Agreement or as otherwise set forth on Schedule 4.04, (a) none of the Shares owned by any Seller is subject to any preemptive rights, rights of first refusal, rights of rescission, or similar rights, and (b) there are no outstanding equity awards, options, warrants, calls, rights, exchangeable or convertible securities, commitments, or agreements of any character, written or oral, granted to such Seller and relating to the Shares owned by such Seller. Except as otherwise set forth on Schedule 4.04, no Seller is party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent, or restrictions on transfer, with respect to the Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the Effective Date.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 5.02, require the consent, notice, or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have an adverse effect on the ability of Buyer to consummate the Contemplated Transactions on a timely basis.

Section 5.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges and understands that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of acquiring the Shares and is able to bear the economic risk of an investment in the Company’s securities.

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Section 5.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under this Agreement) and consummate the Contemplated Transactions.

Section 5.06 Legal Proceedings. Except as set forth on Schedule 5.06, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the Contemplated Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company. Without limiting the foregoing, from the Effective Date until the Closing Date, Sellers shall cause the Company to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes, and other obligations when due;

(c) maintain the properties and assets owned, operated, or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

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(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 6.02 Access to Information. From the Effective Date until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts, and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Sellers and the Company shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Notwithstanding the preceding sentence, no “Phase II” environmental site assessment or other invasive testing shall occur on the Real Property unless, following the results of a “Phase I” environmental site assessment, Buyer and its Representatives reasonably believe that a particular material environmental condition exists that warrants such invasive testing. Any investigation pursuant to this Section 6.02 shall be conducted with reasonable notice to the Company and in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer after the Effective Date shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a) Neither the Company nor any Seller shall, and shall not authorize or permit any of their respective Affiliates or any of its or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company (including the Shares); or (iii) the sale, lease, exchange, or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.03, Sellers and the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or any Seller or its or their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and each Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Company or such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

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Section 6.04 Notice of Certain Events.

(a) From the Effective Date until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event, or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to, or involving or otherwise affecting any Seller or the Company that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the Contemplated Transactions.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Confidentiality. From and after the Closing, each Seller shall, and shall cause such Seller’s Affiliates and its and their respective Representatives to, hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of such Seller’s Affiliates or its or their respective Representatives; or (b) is lawfully acquired by such Seller, any of such Seller’s Affiliates or its or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of such Seller’s Affiliates or its or their respective Representatives are compelled to disclose any confidential information concerning the Company by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall cooperate with Buyer at Buyer’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.06 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates or its or their respective Representatives to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange so long as such Seller is not a controlling Person of, or acts in concert with a group which controls, such Person and does not, directly or indirectly, own 5% or more of the securities of such Person. For the avoidance of doubt, engaging with the Company as an employee, advisor, or independent contractor shall not be considered a breach of this Section 6.06(a).

(b) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates or its or their respective Representatives to, directly or indirectly, hire or solicit any employee or independent contractor of the Company or encourage any such employee or independent contractor to leave such employment or engagement with the Company or hire any such employee or independent contractor who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent any Seller or any of such Seller’s Affiliates from hiring (i) any employee or independent contractor whose employment or engagement has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination, any employee or independent contractor whose employment or engagement has been otherwise terminated.

(c) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates or its or their respective Representatives to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company. For purposes of this section, a “potential” client or customer is one to which the Company has within six (6) months prior to the Closing Date submitted bids or proposal or has engaged in multiple conversations regarding the Company’s services.

(d) Each Seller acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(e) Each Seller acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.07 Governmental Approvals and Consents.

(a) Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) The Parties shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 3.04 and Schedule 5.02.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties shall use all reasonable best efforts to:

(i) timely respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Contemplated Transactions or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the Contemplated Transactions; and

(iii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the Contemplated Transactions has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers shall use reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers so provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Contemplated Transactions (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give advance notice to the other Parties with respect to any meeting, discussion, appearance, or scheduled contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice as is sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

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(f) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Contemplated Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller shall: (i) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c) No Party shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access (i) would violate any Law or (ii) would reasonably be expected to result in the waiver of the attorney-client privilege, work product doctrine or similar protections with respect to such information. This carve-out includes, but is not limited to, all correspondence, drafts, and documentation generated by any Party in the course of negotiating and carrying out the transactions contemplated herein, specifically and without limitation any email correspondence to, from, or copying any address with an “@losey.law” domain or a “@nasonyeager.com” domain.

Section 6.09 Closing Conditions. From the Effective Date until the Closing, each Party shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

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Section 6.11 Release.

(a) From and after the Closing, each Seller and the Seller Representative, on their own behalf and on behalf of their Affiliates, as applicable, and the successors and assigns of the foregoing Persons (collectively, the “Releasing Parties”) hereby (i) generally, irrevocably, unconditionally, and completely releases and forever discharges each of the Company, Buyer and Buyer’s subsidiaries and its and their respective Affiliates (the “Released Parties”) from, and hereby irrevocably, unconditionally, and completely waives and relinquishes any dispute, claim, controversy, demand, right, obligation, liability, action, and cause of action of every kind and nature arising or occurring prior to the Closing, including (A) any unknown, unsuspected, or undisclosed claim arising prior to the Closing, (B) any claim or right that may be asserted or exercised by any such Seller or the Seller Representative in his, her or its capacity as a director, manager or direct or indirect shareholder of the Company and (C) any claim, right, or cause of action based upon any breach occurring prior to the Closing of any express, implied, oral, or written contract or agreement, in each case, that such Seller, the Seller Representative or any of their respective Affiliates may have had in the past, may now have, or may have in the future against any of the Released Parties (the “Released Claims”) and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action against any Released Party based upon any matter released under this Section 6.11 with respect to the Released Claims.

(b) The Sellers and the Seller Representative, on behalf of the Releasing Parties, hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the Released Claims and expressly consents that this release shall be given full force and effect in accordance with every express term or provision, including those (i) relating to any Released Claims or (ii) relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and/or unanticipated claims).

(c) Notwithstanding anything herein to the contrary, the Released Claims shall not include, and nothing in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any claims or rights that any of the Releasing Parties had, have or may have: (i) arising from and after the Closing; or (ii) pursuant to this Agreement or any Ancillary Document, including its rights to enforce the terms of this Agreement and each Ancillary Document to which it is a party.

Section 6.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

ARTICLE VII

TAXMATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer shall have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, except in the ordinary course of business, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

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(b) Buyer shall prepare, or cause to be prepared, all Tax Returns related to the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in accordance with applicable Law and without a change of any election (other than with respect to IRS Form 1122 relating to the Company’s election and authorization to be included in the Buyer’s consolidated Tax Returns) or any accounting method (unless otherwise required by applicable Law) and shall be submitted by Buyer to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least twenty (20) days prior to the due date (including extensions) of such Tax Return. If the Seller Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Seller Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant for a determination under this Section 7.01(b) shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”) the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Taxes payable with respect to a Straddle Period that are not to be treated as Pre-Closing Taxes pursuant to subsections (a) and (b) above shall be considered post-Closing Taxes that are the responsibility of Buyer.

Section 7.03 Tax Proceedings. Buyer shall notify Seller Representative within five (5) Business Days of either its receipt (a) of any written notice of any audit, suit, action or other proceeding in respect of Taxes (each, a “Tax Proceeding”) or (b) of a written notice threatening any Tax Proceeding, in either case relating in whole or in part to Taxes for which the Sellers may be liable or for which any of the Buyer Indemnitees may be entitled to indemnification from the Sellers hereunder; provided, however, that failure to so notify Seller Representative shall not relieve the Sellers of their respective obligations hereunder unless and to the extent that Sellers are prejudiced thereby. Buyer shall control any Tax Proceeding with respect to the Company except that Buyer shall not agree to settle or compromise any Tax Proceeding involving the Company, which settlement or compromise may affect the liability for Taxes for which the Sellers may be liable or that may be indemnifiable by the Sellers under this Agreement, without the prior written consent of Seller Representative (which consent may not be unreasonably withheld, conditioned or delayed) and shall keep Seller Representative fully informed on a regular basis regarding the status of any Tax Proceeding for which the Sellers may be liable or that may affect the liability for Taxes that may be indemnifiable by the Sellers under this Agreement. Seller Representative shall have the right to participate in any such Tax Proceeding at the Sellers’ expense. The provisions of this Section 7.03, rather than those of Section 9.05, shall apply with respect to any Tax Proceedings.

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Section 7.04 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include, but not be limited to, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning seven (7) years before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Section 7.05 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller Representative, on behalf of Sellers, when due. Seller Representative, on behalf of Sellers, shall, at its own expense, timely file all necessary Tax Returns and other document with respect to all such Taxes or fees (and, if required by applicable Law, Buyer and the Company shall join in the execution of any of those Tax Returns or other documentation).

Section 7.06 Termination of Existing Tax Sharing Agreements. The Sellers shall cause all Tax sharing arrangement (whether written or not) with respect to or involving the Company to be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

Section 7.07 Tax Indemnification.

(a) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(b) Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall jointly and severally indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against:

(i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21;

(ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII;

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(iii) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”);

(iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and

(v) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall jointly and severally reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.07 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

(c) Tax Indemnification Payments to Buyer Indemnitees. Any Losses payable to any Buyer Indemnitee(s) pursuant to this Article VII shall be satisfied in the following order: (i) from the Escrow Account; (ii) to the extent the amount of Losses exceeds the amount available to such Buyer Indemnitee(s) in the Escrow Account, by holdback of any Earn-Out Payments otherwise earned and payable by Buyer pursuant to Section 2.06; (iii) to the extent the amount of Losses exceeds the amount available to Buyer via (i) and (ii) above, jointly and severally from Larry A. LaForest and Vicki S. LaForest, in their respective individual capacities; and (iv) to the extent the amount of Losses exceeds the amount available from (i) and (iii) above, jointly and severally from the Sellers.

(d) Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the Contemplated Transactions to be rescinded following completion thereof.

(c) The Company shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to on Schedule 3.04 and Buyer shall have received all consents, authorizations, orders, and approvals from the Governmental Authorities referred to on Schedule 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order, and approval shall have been revoked.

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Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.23, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.23 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Sellers prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, any Seller, or the Company that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and remain in effect, that restrains or prohibits any transactions contemplated hereby.

(d) From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer, including (i) the termination or assignment, as applicable, of the agreements set forth on Schedule 2.04(a)(iii) and (ii) the resignations of those Persons set forth on Schedule 2.04(a)(iv), in each case, in form and substance reasonably satisfactory to Buyer.

(f) All third-party written consents, authorizations, and approvals that are listed on Schedule 2.04(a)(v) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(g) Seller Representative shall have delivered (or cause to be delivered) to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.05(a)(ii).

(h) Seller Representative shall have delivered (or cause to be delivered) to Buyer a good standing certificate for the Company from the secretary of state of Florida, dated within five (5) Business Days before Closing.

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(i) Prior to Closing, the Seller Representative shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(k) Buyer shall have received a certificate executed by a duly authorized officer of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions.

(l) Seller Representative shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests that are reasonably necessary to consummate the Contemplated Transactions.

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Contemplated Transactions shall be subject to the fulfillment or the Seller Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transactions contemplated hereby.

(d) All approvals, consents, and waivers that are listed on Schedule 5.02 shall have been received, and executed counterparts thereof shall have been delivered to the Seller Representative at or prior to the Closing.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to the Seller Representative.

(f) Buyer shall have delivered an amount equal to the Closing Date Payment, less the Escrow Amount, by wire transfer of immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller Representative in a written notice to Buyer.

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(g) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount.

(h) Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from Sellers and/or the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(i) Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(j) Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(k) Seller Representative shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions.

(l) Buyer shall have delivered to Seller Representative such other documents or instruments as Seller Representative reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is thirty-six (36) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.23, Section 4.01, Section 4.04, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent the specificity is known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article IX, from and after Closing, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.05(a)(i); or

(d) any current or former employee or independent contractor of the Company or any Seller asserts any claim that such current or former employee or independent contractor who is or was involved in or contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company prior to the Closing Date whereby such employee or independent contractor contests the Company’s exclusive ownership of any Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, from and after Closing, Buyer shall indemnify and defend the Sellers and their Affiliates and each of their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 9.04 Certain Limitations. The Party(ies) making a claim under this Article IX is referred to as the “Indemnified Party”, and the Party(ies) against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 (in each case, other than with respect to the Fundamental Representations) shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a) or Section 9.03(a), as the case may be (in each case, other than with respect to the Fundamental Representations), until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) or Section 9.03(a) (in each case, other than with respect to the Fundamental Representations) exceeds Fifty Thousand Dollars ($50,000.00) (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

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(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) or Section 9.03(a) (in each case, other than with respect to the Fundamental Representations) as the case may be, shall not exceed Three Million Thousand Dollars ($3,000,000).

(c) For purposes of this Article IX (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party are the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Proceedings. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

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Section 9.06 Payments; Escrow Account.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or if subsection (b)(i) of this Section 9.06 applies, by authorizing the Escrow Agent to make such a transfer. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to any Buyer Indemnitee(s) pursuant to this Article IX shall be satisfied in the following order: (i) from the Escrow Account; (ii) to the extent the amount of Losses exceeds the amount available to such Buyer Indemnitee(s) in the Escrow Account, by holdback of any Earn-Out Payments otherwise earned and payable by Buyer pursuant to Section 2.06; (iii) to the extent the amount of Losses exceeds the amount available to Buyer via (i) and (ii) above, jointly and severally from Larry A. LaForest and Vicki S. LaForest, in their respective individual capacities; and (iv) to the extent the amount of Losses exceeds the amount available from (i) and (iii) above pursued in good faith, jointly and severally from the Sellers.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09 Exclusive Remedies. Subject to Sections 2.05(b), (c), (d) and (e), Section 6.06 and Section 11.11, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal, or intentional misconduct.

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ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller Representative and Buyer;

(b) by Buyer by written notice to Seller Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy, or failure has not been cured by Sellers within ten (10) days of Seller Representative’s receipt of written notice of such breach from Buyer;

(c) by Seller Representative by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller Representative; or

(d) by Buyer or Seller Representative in the event that (i) there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this Article X and Section 6.05 and Article XI hereof; and

(b) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to any Seller, the Seller Representative, or the Company:	Micro Engineering, Inc. 1428 Semoran Blvd, Ste. 120 Apopka, FL 32703 Attn: Larry A. LaForest, President E-mail: easyrider243@gmail.com

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with a copy (which shall not constitute notice) to:	Losey PLLC 1420 Edgewater Drive Orlando, FL 32804 Attn: Adam Losey, Esq. E-mail: alosey@losey.law
If to Buyer:	Solitron Devices, Inc. 901 Sansburys Way West Palm Beach, FL 33411 Attn: Tim Eriksen E-mail: TEriksen@solitrondevices.com
with a copy (which shall not constitute notice) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard #305 Palm Beach Gardens, FL 33410 Attn: Gary Gerson E-mail: GGerson@nasonyeager.com

Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to any Article, Section, Annex, and Schedule mean the Articles and Sections of, and each Annex and Schedule attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Each Annex and Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein, and any capitalized terms used in any Annex or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.Any item disclosed in any portion of any Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed and incorporated in any other Schedule(s) to the extent the relevance of such information to such other Schedule(s) referenced by a particular Section in this Agreement would be reasonably apparent to a reader of such information in light of the form and substance of the disclosure made. The specification of any Dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any portion of the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement (including the Annexes attached hereto), together with the Disclosure Schedules and the Ancillary Documents, contains the sole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, understandings, negotiations, and agreements (whether written or oral) among the Parties or between any of them with respect to the subject matter of this Agreement and the Ancillary Documents.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any other Party, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.08 No Third-Party Beneficiaries. Except as provided in Section 7.07 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS MAY ONLY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE PALM BEACH COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed for the benefit of any other Party in accordance with the terms hereof and that any adversely affected Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, electronic signature platform (such as DocuSign), or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13 Seller Representative.

(a) Appointment. Each Seller hereby irrevocably constitutes and appoints Seller Representative, as each of their agent and attorney-in-fact, with full power of substitution, to act from and after the Effective Date and to do any and all things and execute any and all documents on behalf of the Sellers and the Company that may be necessary, convenient, or appropriate to facilitate the consummation of the transactions in accordance with this Agreement, including: (i) executing the Ancillary Documents and the other documents and certificates contemplated by and pursuant to this Agreement; (ii) receiving payments under or pursuant to this Agreement and disbursing such payments to the Sellers in accordance with this Agreement and subject to the terms and conditions hereof; (iii) administering the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments, or modifications deemed by Seller Representative, in the Seller Representative’s sole and absolute discretion, to be necessary or appropriate under this Agreement, along with the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to Buyer pursuant to this Agreement; (vi) taking actions Seller Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) (A) disputing or refrain from disputing, on behalf of any Sellers relative to any amounts to be received by any Seller under this Agreement or any Ancillary Document, any claim made by any Buyer Indemnitee under this Agreement or any Ancillary Document, (B) negotiating and compromising, on behalf of any Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any Ancillary Document, and (C) executing, on behalf of any Seller, any settlement agreement, release, or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents, or consultants on behalf of any Seller in connection with this Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.

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(b) Reliance. Buyer shall be fully protected in dealing with Seller Representative under this Agreement and may rely upon the authority of Seller Representative to act on behalf of each Seller to the extent provided in this Agreement. Any payment by Buyer to Seller Representative on behalf of the Sellers to the extent authorized under this Agreement shall be considered an authorized payment by Buyer to the Seller Representative for distribution by the Seller Representative to the Sellers. The appointment of Seller Representative is coupled with an interest and shall be irrevocable by each Seller. This power of attorney shall not be affected by the death, illness, disability, incapacity, or other inability to act for the principal pursuant to any applicable Law. Buyer shall be entitled to rely upon any document or other paper delivered by Seller Representative as being authorized by each Seller, and Buyer shall not be liable to the Sellers for any action taken or omitted by Buyer based on such reliance.

(c) No Liability. Seller Representative shall not (in its capacity as the representative of the Sellers) be liable to any Seller for any error of judgment or for any act done or step taken or omitted by Seller Representative that Seller Representative reasonably believed to be in good faith or for anything which Seller Representative reasonably may do or refrain from doing in connection with this Agreement.

(d) Expenses and Liabilities. Any expenses or liabilities incurred by Seller Representative in connection with the performance of its duties as the representative of the Sellers shall not be the personal obligation of Seller Representative but shall be payable by the Sellers. Seller Representative may from time to time submit invoices to the Sellers covering such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses so paid.

(e) Indemnification of Seller Representative. Each Seller agrees to indemnify, defend, reimburse, and hold harmless Seller Representative from any and all Losses incurred or sustained by Seller Representative arising out of or in connection with Seller Representative’s performance of Seller Representative’s duties as the representative of the Sellers.

(f) Successor Seller Representative. In the event of the Seller Representative’s death, resignation, or disability, the remaining shareholders of the Company (as of immediately prior to the Closing, or if such event occurs prior to the Closing, as of such event) shall (i) elect another individual to serve as Seller Representative for all purposes under this Agreement, and (ii) provide the Buyer with prompt written notice of the successor Seller Representative selected pursuant to this Section 11.13(f), including the successor Seller Representative’s contact information for purposes of Section 11.02 hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed effective as of the Effective Date.

BUYER: Solitron Devices, Inc., a Delaware corporation

By:
Name:	Tim Eriksen
Title:	Chief Executive Officer

COMPANY: Micro Engineering, Inc., a Florida corporation

By:
Name:	Larry A. LaForest
Title:	Authorized Signatory

SELLERS: Larry A. LaForest Trust dated February 13, 2007, as amended

By:
Name:	Larry A. LaForest
Title:	Trustee

Vicki S. LaForest Trust dated February 13, 2007, as amended

By:
Name:	Vicki S. LaForest
Title:	Trustee

Carmen Lovings, individually

SELLER REPRESENTATIVE:

Larry A. LaForest, individually

[Signature page 1 of 2 to Stock Purchase Agreement]

JOINDER TO STOCK PURCHASE AGREEMENT

Each of the undersigned hereby joins in the execution and delivery of this Agreement, in their respective individual capacities, for purposes of acknowledging their payment obligations hereunder and agreeing to be bound by the terms set forth in Section 2.05(d), Section 7.07(c) and Section 9.06(b).

Larry A. LaForest, individually

Vicki S. LaForest, individually

[Signature page 2 of 2 to Stock Purchase Agreement]

Annex I

Accounting Principles

The Company uses the accrual basis of accounting consistent with GAAP standards and practices to the best of their understanding but does not receive an annual audit, review, or compilation from an independent CPA. As such, the Company cannot provide assurance that the financials are fully compliant with all GAAP requirements.

Annex I - 1

Annex II

Working Capital Example

Micro Engineering, Inc.

	6/30/2023 (as reported)	Adjustments	Notes	Adjusted
Petty Cash	$37.95	$-		$37.95
Checking Account	$32,891.27	$4,374.66	(3)	$37,265.93
Money Market	$56,128.69	$-		$56,128.69
Money Market One FL	$249,259.60	$-		$249,259.60
Deferred Tax Asset	$31,160.00	$(31,160.00)	(1)	$-
Accounts Receivable	$987,223.67	$-		$987,223.67
Loan to Stockholder	$4,374.66	$(4,374.66)	(3)	$-
Prepaid Fed. Income Tax	$-	$52,869.60	(2)	$52,869.60
Prepaid State Income Tax	$-	$7,263.94	(2)	$7,263.94
Inventory	$2,057,444.27	$-		$2,057,444.27
Total Current Assets	$3,418,520.11	$28,973.54		$3,447,493.65

Fixed Assets	$109,681.03	$-		$109,681.03

Cash Surrender Value	$271,980.77	$(271,980.77)	(3)	$-
Prepaid Fed. Income Tax	$141,360.00	$(141,360.00)	(2)	$-
Prepaid State Income Tax	$30,440.00	$(30,440.00)	(2)	$-
Total Other Assets	$443,780.77	$(443,780.77)		$-

Total Assets	$3,971,981.91	$(414,807.23)		$3,557,174.68

Profit Sharing Plan Payable	$27,000.00	$-		$27,000.00
Accounts Payable	$43,092.54	$-		$43,092.54
FUTA Tax Payable	$87.02	$-		$87.02
Total Current Liabilities	$70,179.56			$70,179.56

Deferred Tax Liability	$7,581.00	$(7,581.00)	(4)	$-

Total Liabilities	$77,760.56	$(7,581.00)		$70,179.56

Common Stock	$250.00	$-		$250.00
Additional Paid In Capital	$762.48	$-		$762.48
Dividends	$(552,364.00)	$-		$(552,364.00)
Retained Earnings	$4,024,190.01	$(295,559.77)	(1,3,4)	$3,728,630.24
Net Income YTD	$421,382.86	$(111,666.46)		$309,716.40
Total Capital	$3,894,221.35	$(407,226.23)		$3,486,995.12

Total Liabilities + Capital	$3,971,981.91	$(414,807.23)		$3,557,174.68

(1) To remove legacy deferred tax asset.
(2) To move prepaid taxes to current asset and adjust for YTD income taxes due.
(3) To assume pay off Loan and pay out of Cash Surrender Value of $271,980.77 prior to close.
(4) To remove legacy deferred tax liability.

Annex II - 1

Pre-Tax Income	$421,382.86
Federal Tax (21%)	$88,490.40
Florida Tax (5.5%)	$23,176.06
Adjustment to Net Income YTD	$(111,666.46)

Working Capital Adjustment

Net Working Capital	$3,348,340.55	$3,377,314.09
Target Working Capital	$(3,250,000.00)	$(3,250,000.00)
Working Capital Adjustment	$98,340.55	$127,314.09

Annex II - 2